Exhibit 99.1

AEO REPORTS RECORD FOURTH QUARTER AND ANNUAL REVENUE; FOURTH QUARTER EPS OF $0.43; ANNUAL EPS OF $1.47 +30%

March 06, 2019

Fourth Quarter Comparable Sales Rose 6%, Marking 16 Straight Quarters of Positive Comp Growth American Eagle Fourth Quarter Comps Rose 3%, Aerie Increased 23%

PITTSBURGH—(BUSINESS WIRE)—American Eagle Outfitters, Inc. (NYSE: AEO) today reported EPS of $0.43 for the 13 weeks ended February 2, 2019. This compares to $0.52 for the 14 weeks ended February 3, 2018, which included the benefit of an extra week of sales due to the retail calendar. Adjusted EPS of $0.44 last year excluded $0.08 of tax benefit discussed below. No adjustments were recorded in Q4 of fiscal 2018.

For the 52 weeks ended February 2, 2019, the company reported EPS of $1.47. This compares to $1.13 for the 53 weeks ended February 3, 2018, which included the benefit of an extra week of sales due to the retail calendar. Adjusted EPS of $1.48 excludes $0.01 of restructuring charges and compares to adjusted EPS of $1.16 last year, which excluded $0.08 of tax benefit related to the U.S. tax legislation as discussed below and $0.11 of restructuring and related charges. The EPS figures refer to diluted earnings per share.

“Strong execution by the teams drove a record fourth quarter and fiscal 2018, as we reached a milestone of $4 billion in annual revenue with increased operating profit,” commented Jay Schottenstein, AEO’s Chairman and Chief Executive Officer. “American Eagle and Aerie continued to deliver consistent performance by combining product innovation and great merchandise with an improved customer experience across channels. As we head into 2019, we will continue to leverage the strength of our brands, selling channels and the team’s commitment to continually raising the bar for our customers. I’m extremely proud of our results over the past several years. The strength of our balance sheet and free cash flow enables us to make important investments in our business to fuel market share gains, future growth and returns to our shareholders.”

Adjusted amounts represent Non-GAAP results, as described in the accompanying GAAP to Non-GAAP reconciliations.

Fourth Quarter 2018 Results

•

Total net revenue for the 13 weeks ended February 2, 2019 increased $15 million, or 1% to $1.24 billion compared to $1.23 billion for the 14 weeks ended February 3, 2018. Total revenue was adversely affected by approximately $60 million of lost revenue due to operating one less week in 2018, which is consistent with the retail calendar. Consolidated comparable sales increased 6% over the comparable period ending February 3, 2018, following an 8% increase last year. This marked the 16th consecutive quarter of positive comparable sales.

•

By brand, American Eagle comparable sales increased 3%, building on a 5% increase last year. Aerie’s comparable sales increased 23%, following a 34% increase last year, marking the 17thconsecutive quarter of double-digit comp growth.

•

Gross profit increased $5 million or 1% to $431 million from gross profit of $425 million last year. The gross margin rate was flat at a rate of 34.6%. Lower markdowns were offset by higher distribution and compensation expense.

•

Selling, general and administrative expense of $288 million increased 9% from $264 million last year. As a rate to revenue, SG&A rose 160 basis points to 23.1%. The dollar increase primarily supported key investments in our brands, the customer experience and our associates with increases in store payroll, higher wages and incentives, and incremental advertising expense.

•	Depreciation and amortization expense decreased 5% to $41 million, improving 30 basis points to 3.3% as a rate to revenue.

•

Operating income of $101 million compared to $116 million last year. As a rate to revenue, operating income decreased to 8.2% from 9.4% last year. One less week in the fourth quarter adversely affected operating income by approximately $18 million.

•	Other income of $2.3 million consisted primarily of interest income.

•	The effective tax rate of 26.5% compared to 21.7% (34.2% on an adjusted basis) last year.

•	EPS of $0.43 compared to EPS of $0.52 last year, or adjusted EPS of $0.44, which included $0.08 of tax benefits last year related to U.S. tax legislation enacted in December 2017.

Fiscal Year 2018 Results

•

Total net revenue for the 52 weeks ended February 2, 2019, increased $240 million, or 6% to a record $4.0 billion compared to $3.8 billion for the 53 weeks ended February 3, 2018. Total revenue was adversely affected by approximately $40 million of lost revenue due to operating one less week in 2018, which is consistent with the retail calendar.

•	Consolidated comparable sales increased 8% over the comparable period ending February 3, 2018, following a 4% increase last year.

•	By brand, American Eagle comparable sales increased 5%, building on a 2% increase last year. Aerie’s comparable sales increased 29%, following a 27% increase in 2017.

•

Gross profit increased $117 million, or 8% to $1.5 billion. The gross margin rate increased 80 basis points to 36.9% of revenue compared to 36.1% last year. An improved markdown rate and rent leverage were partially offset by increased delivery costs due to a strong digital business and higher compensation.

•

Selling, general and administrative expense of $981 million increased 11% from $880 million last year. As a rate to revenue, SG&A rose 110 basis points to 24.3%. The dollar increase primarily supported key investments in the customer experience and our associates with increases in store payroll, higher wages and incentives, and incremental advertising expense.

•	Depreciation and amortization expense increased slightly to $168 million to $167 million last year, improving 20 basis points to 4.2% as a rate to revenue.

•

Operating income of $337 million increased from $303 million last year. Adjusted operating income of $339 million increased 4% from $325 million last year. As a rate to revenue, adjusted operating income decreased to 8.4% from 8.6%. Adjusted figures exclude restructuring and related charges of approximately $2 million and $22 million in fiscal 2018 and 2017, respectively. One less week in the year adversely affected operating profit by approximately $12 million.

•	The effective tax rate decreased to 24.1% compared to 28.9% (34.4% on an adjusted basis) last year.

•

EPS of $1.47 compared to EPS of $1.13 last year. Adjusted EPS of $1.48 excludes $0.01 of restructuring charges and increased 28% compared to adjusted EPS of $1.16 last year, which excluded $0.08 of tax benefit related to the U.S. tax legislation and $0.11 of restructuring and related charges.

Inventory

Total ending inventory at cost increased 7% to $424 million, consistent with our expectations.

Capital Expenditures

In 2018 capital expenditures totaled $189 million. For fiscal 2019, the company expects capital expenditures to be in the range of $200 to $215 million, with more than half related to store remodeling projects and new openings, and the balance to support the digital business, omni-channel tools and general corporate maintenance.

Shareholder Returns, Cash and Investments

During 2018, the company returned $242 million to shareholders through cash dividends and share repurchases. We paid dividends of $97 million and repurchased 7.3 million shares for $144 million. The company ended the year with total cash and short-term investments of $425 million, an increase of $12 million compared to the end of 2017.

Store Information

We ended the year with a total of 1,055 stores. During the year, the company opened 16 AE stores and closed 15, ending the year with 934 AE stores. Included in the AE store count are 147 Aerie side-by-side locations, of which 29 opened in 2018. Additionally, the company opened 12 Aerie stand alone stores and closed 6, ending the year with 115 Aerie stand alone locations and 262 total Aerie stores. . Internationally, the company ended the year with 231 licensed stores. For additional information, see accompanying table.

Income Taxes

U.S. tax legislation was enacted on December 22, 2017, referred to as the Tax Cuts and Jobs Act (the “Tax Act”). The legislation contained several key tax provisions and, as required, the company included reasonable estimates of the income tax effects of the changes in tax law in its fourth quarter and fiscal 2017 financial results. As a result, the company realized $0.08 per share of tax benefit, which is excluded from adjusted results. Specifically, these one-time items relate to:

•	Benefit from a lower blended U.S. corporate tax rate in fiscal 2017.

•	A net benefit from the re-measurement of deferred tax balances and the one-time transition tax on undistributed earnings of foreign subsidiaries.

•	A benefit from the acceleration of certain deductions into fiscal 2017.

During the fourth quarter of 2018, the company finalized its accounting for the one-time mandatory transition tax on undistributed foreign earnings and the re-measuring of deferred tax balances due to the Tax Act in accordance within the one-year measurement period allowed by the SEC.

First Quarter 2019 Outlook

Based on an anticipated comparable sales increase in the low single digits, management expects first quarter 2019 EPS to be approximately $0.19 to $0.21. This guidance excludes potential asset impairment and restructuring charges. Last year’s first quarter reported EPS of $0.22 included $0.01 of restructuring charges. Excluding these items last year’s adjusted EPS was $0.23. See the accompanying table for the GAAP to Non-GAAP reconciliation.

Conference Call and Supplemental Financial Information

Today, management will host a conference call and real time webcast at 4:00 p.m. Eastern Time. To listen to the call, dial 1-877-407-0789 or internationally dial 1-201-689-8562 or go to www.aeo-inc.com to access the webcast and audio replay. Additionally, a financial results presentation is posted on the company’s website.

Non-GAAP Measures

This press release includes information on non-GAAP financial measures (“non-GAAP” or “adjusted”), including earnings per share information and the consolidated results of operations excluding non-GAAP items. These financial measures are not based on any standardized methodology prescribed by U.S. generally accepted accounting principles (“GAAP”) and are not necessarily comparable to similar measures presented by other companies. Management believes that this non-GAAP information is useful for an alternate presentation of the company’s performance, when reviewed in conjunction with the company’s GAAP financial statements. These amounts are not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the company’s business and operations.

About American Eagle Outfitters, Inc.

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading global specialty retailer offering high-quality, on-trend clothing, accessories and personal care products at affordable prices under its American Eagle® and Aerie® brands. The company operates more than 1,000 stores in the United States, Canada, Mexico, China and Hong Kong, and ships to 81 countries worldwide through its websites. American Eagle Outfitters and Aerie merchandise also is available at more than 200 international locations operated by licensees in 24 countries. For more information, please visit www.aeo-inc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release and related statements by management contain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995), which represent our expectations or beliefs concerning future events, including first quarter 2019 results. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on many important factors, some of which may be beyond the company’s control. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “potential,” and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise and even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. The following factors, in addition to the risks disclosed in Item 1A., Risk Factors, of the company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2019 and in any subsequently-filed Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission in some cases have affected, and in the future could affect, the company’s financial performance and could cause actual results for the first quarter 2019 and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this release or otherwise made by management: the risk that the company’s operating, financial and capital plans may not be achieved; our inability to anticipate customer demand and changing fashion trends and to manage our inventory commensurately; seasonality of our business; our inability to achieve planned store financial performance; our inability to react to raw material cost, labor and energy cost increases; our inability to gain market share in the face of declining shopping center traffic; our inability to respond to changes in e-commerce and leverage omni-channel demands; our inability to expand internationally; difficulty with our international merchandise sourcing strategies; challenges with information technology systems, including safeguarding against security breaches; and changes in global economic and financial conditions, and the resulting impact on consumer confidence and consumer spending, as well as other changes in consumer discretionary spending habits, which could have a material adverse effect on our business, results of operations and liquidity.

CONTACT:

Olivia Messina

412-432-3300

LineMedia@ae.com

AMERICAN EAGLE OUTFITTERS, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(unaudited)

	February 2, 2019	February 3, 2018
ASSETS
Cash and cash equivalents	$333,330	$413,613
Short-term investments	92,135	—
Merchandise inventory	424,404	398,213
Accounts receivable, net	93,477	78,304
Prepaid expenses and other	102,907	78,400

Total current assets	1,046,253	968,530

Property and equipment, net	742,149	724,239
Intangible assets, net	43,268	46,666
Goodwill	14,899	15,070
Non-current deferred income taxes	14,062	9,344
Other assets	42,747	52,464

Total Assets	$1,903,378	$1,816,313

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$240,671	$236,703
Accrued compensation and payroll taxes	82,173	54,324
Accrued rent	89,076	83,312
Accrued income and other taxes	20,064	12,781
Unredeemed gift cards and gift certificates	53,997	52,347
Current portion of deferred lease credits	9,974	11,203
Other current liabilities and accrued expenses	46,690	34,551

Total current liabilities	542,645	485,221

Deferred lease credits	47,377	47,977
Non-current accrued income taxes	3,547	7,269
Other non-current liabilities	22,254	29,055

Total non-current liabilities	73,178	84,301

Commitments and contingencies	—	—
Preferred stock	—	—
Common stock	2,496	2,496
Contributed capital	574,929	593,770
Accumulated other comprehensive income (loss)	(34,832)	(30,795)
Retained earnings	2,054,654	1,883,592
Treasury stock, at cost	(1,309,692)	(1,202,272)

Total stockholders' equity	1,287,555	1,246,791

Total Liabilities and Stockholders' Equity	$1,903,378	$1,816,313

Current Ratio	1.93	2.00

AMERICAN EAGLE OUTFITTERS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and shares in thousands, except per share amounts)

(unaudited)

	GAAP Basis
	13 Weeks Ended		14 Weeks Ended
	February 2, 2019	% of Revenue	February 3, 2018	% of Revenue
Total net revenue	$1,244,199	100.0%	$1,228,723	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	813,592	65.4%	803,603	65.4%

Gross profit	430,607	34.6%	425,120	34.6%
Selling, general and administrative expenses	287,966	23.1%	263,843	21.5%
Restructuring charges	—	0.0%	1,723	0.1%
Depreciation and amortization	41,241	3.3%	43,543	3.6%

Operating income	101,400	8.2%	116,011	9.4%
Other income (expense), net	2,279	0.1%	3,959	0.3%

Income before income taxes	103,679	8.3%	119,970	9.7%
Provision for income taxes	27,511	2.2%	26,013	2.1%

Net income	$76,168	6.1%	$93,957	7.6%

Net income per basic share	$0.44		$0.53
Net income per diluted share	$0.43		$0.52

Weighted average common shares outstanding - basic	174,742		177,492
Weighted average common shares outstanding - diluted	176,254		180,189

	GAAP Basis
	52 Weeks Ended		53 Weeks Ended
	February 2, 2019	% of Revenue	February 3, 2018	% of Revenue
Total net revenue	$4,035,720	100.0%	$3,795,549	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	2,548,082	63.1%	2,425,044	63.9%

Gross profit	1,487,638	36.9%	1,370,505	36.1%
Selling, general and administrative expenses	980,610	24.3%	879,685	23.2%
Restructuring charges	1,568	0.0%	20,611	0.5%
Depreciation and amortization	168,331	4.2%	167,421	4.4%

Operating income	337,129	8.4%	302,788	8.0%
Other income (expense), net	7,971	0.2%	(15,615)	-0.4%

Income before income taxes	345,100	8.6%	287,173	7.6%
Provision for income taxes	83,198	2.1%	83,010	2.2%

Net income	$261,902	6.5%	$204,163	5.4%

Net income per basic share	$1.48		$1.15
Net income per diluted share	$1.47		$1.13

Weighted average common shares outstanding - basic	176,476		177,938
Weighted average common shares outstanding - diluted	178,035		180,156

AMERICAN EAGLE OUTFITTERS, INC.

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands, except per share amounts)

(unaudited)

	14 Weeks Ended February 3, 2018
	Operating Income	Net Income	Diluted Earnings per Common Share
GAAP Basis	$116,011	$93,957	$0.52
% of Revenue	9.4%	7.6%

Add: Restructuring Related Charges(1):	1,723	1,073	0.00
Less: Joint Business Venture Charges(2):	—	(839)	(0.00)
Less: U.S. Tax Reform Impact (3):	—	(14,948)	(0.08)

	1,723	(14,714)	(0.08)

Non-GAAP Basis	$117,734	$79,243	$0.44
% of Revenue	9.6%	6.4%

(1) - $1.7 million pre-tax charges, for corporate and international restructuring.

(2) - $1.3 million pre-tax benefit related to the exit of a joint business venture, recorded within Other income, net.

(3) - $14.9 million of after-tax benefit resulting from the estimated impact of U.S. tax legislation enacted on December 22, 2017, referred to as the Tax Cuts and Jobs Act and related actions, specifically:

•	The benefit of a lower blended U.S. corporate tax rate in fiscal 2017

•	The net benefit from the re-measurement of deferred tax balances and the one-time transition tax on undistributed earnings of foreign subsidiaries

•	The acceleration of certain deductions into fiscal 2017

AMERICAN EAGLE OUTFITTERS, INC.

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands, except per share amounts)

(unaudited)

	52 Weeks Ended February 2, 2019
	Operating Income	Net Income	Diluted Earnings per Common Share
GAAP Basis	$337,129	$261,902	$1.47
% of Revenue	8.4%	6.5%
Add: Restructuring Related Charges(1):	1,568	1,188	0.01

Non-GAAP Basis	$338,698	$263,090	$1.48
% of Revenue	8.4%	6.5%

(1) - $1.6 million for pre-tax corporate charges, primarily consisting of corporate severence charges

AMERICAN EAGLE OUTFITTERS, INC.

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands, except per share amounts)

(unaudited)

	53 Weeks Ended February 3, 2018
	Gross Profit	Operating Income	Other (Expense) Income	Net Income	Diluted Earnings per Common Share
GAAP Basis	$1,370,505	$302,788	$(15,615)	$204,163	$1.13
% of Revenue	36.1%	8.0%	-0.4%	5.4%
Add: Restructuring Related Charges(1):	1,669	22,280	—	14,034	0.08
Add: Joint Business Venture Charges(2):	—	—	7,964	5,031	0.03
Less: U.S. Tax Reform Impact (3):	—	—	—	(14,948)	(0.08)

	1,669	22,280	7,964	4,117	0.03
Non-GAAP Basis	$1,372,174	$325,068	$(7,651)	$208,280	$1.16
% of Revenue	36.2%	8.6%	-0.2%	5.5%

(1) - $22.3 million pre-tax restructuring charges, consisting of:

•	Inventory charges related to the restructuring of the United Kingdom, Hong Kong, and China ($1.7 million), recorded as a reduction of Gross Profit

•

Lease buyouts, store closure charges and severance and related charges ($20.6 million), which includes charges for the United Kingdom, Hong Kong, and China and corporate overhead reductions, recorded within Restructuring Charges.

(2) - $8.0 million of net pre-tax charges related to the exit of a joint business venture, recorded within Other (expense) income, net.

(3) - $14.9 million of after-tax benefit resulting from the estimated impact of U.S. tax legislation enacted on December 22, 2017, referred to as the Tax Cuts and Jobs Act and related actions, specifically:

•	The benefit of a lower blended U.S. corporate tax rate in fiscal 2017

•	The net benefit from the re-measurement of deferred tax balances and the one-time transition tax on undistributed earnings of foreign subsidiaries

•	The acceleration of certain deductions into fiscal 2017

AMERICAN EAGLE OUTFITTERS, INC.

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands, except per share amounts)

(unaudited)

13 Weeks Ended May 5, 2018
Diluted Earnings per Common Share
GAAP Basis	$0.22
% of Revenue
Add:Restructuring Charges(1):	0.01

Non-GAAP Basis	$0.23
% of Revenue

(1) - $1.6 million for pre-tax corporate restructuring charges, primarily consisting of corporate severance charges

AMERICAN EAGLE OUTFITTERS, INC.

COMPARABLE SALES RESULTS BY BRAND

(unaudited)

	Fourth Quarter Comparable Sales
	2018	2017
American Eagle Outfitters, Inc. (1)	6%	8%
AE Total Brand (1)	3%	5%
aerie Total Brand (1)	23%	34%

(1)	AEO Direct is included in consolidated and total brand comparable sales.

	YTD Fourth Quarter
	2018	2017
American Eagle Outfitters, Inc. (1)	8%	4%
AE Total Brand (1)	5%	2%
aerie Total Brand (1)	29%	27%

(1)	AEO Direct is included in consolidated and total brand comparable sales.

AMERICAN EAGLE OUTFITTERS, INC.

STORE INFORMATION

(unaudited)

	Fourth Quarter	YTD Fourth Quarter	Fiscal 2019
	2018	2018	Guidance
Consolidated stores at beginning of period	1,057	1,047	1,047
Consolidated stores opened during the period
AE Brand	3	16	15 - 20
Aerie stand-alone	8	12	35 - 40
Tailgate Clothing Co.	0	1	0
Todd Snyder	0	0	0
Consolidated stores closed during the period
AE Brand	(10)	(15)	(10) - (15)
Aerie stand-alone	(3)	(6)	(5) - (10)

Total consolidated stores at end of period	1,055	1,055	1072 - 1092

AE Brand	934
Aerie stand-alone	115
Aerie side-by-side (2)	147
Tailgate Clothing Co.	5
Todd Snyder	1
Stores remodeled and refurbished during the period	8	65	40 - 50
Total gross square footage at end of period	6,647	6,647	Not Provided

International license locations at end of period (1)	231	231	261
Aerie Openings
Aerie stand-alone	8	12	35 - 40
Aerie side-by-side stores (2)
New AE store	1	5	10 - 15
Remodeled AE store	5	24	15 - 20

Total side-by-side	6	29	25 - 35

Total Aerie Openings	14	41	60 - 75

(1)	International license locations are not included in the consolidated store data or the total gross square footage calculation.
(2)	Aerie side-by-side stores are included in the AE Brand store count as they are considered part of the AE Brand store to which they are attached.